Exhibit 10(x)
AMENDMENT NO. 1
TO
THE LAMSON & SESSIONS CO.
1998 INCENTIVE EQUITY PLAN
(AS AMENDED AND RESTATED AS OF APRIL 28, 2006)
Recitals
     WHEREAS, The Lamson & Sessions Co. (the “Company”) has adopted the 1998 Incentive Equity Plan (As Amended and Restated as of April 28, 2006) (the “Plan”);
     WHEREAS, the Company now desires to amend the Plan to conform with certain Fidelity guidelines; and
     WHEREAS, the Governance, Nominating and Compensation Committee of the Board of Directors of the Company has approved this Amendment No. 1 to the Plan (this “Amendment No. 1”).
Amendment
     NOW, THEREFORE, the Plan is hereby amended by this Amendment No. 1, effective as of December 8, 2006, as follows:
     1. The following new Section 3(e) is added to the Plan:
     Notwithstanding anything in this Plan to the contrary, up to 10% of the 3,220,000 maximum number of Common Shares provided for in Section 3(a) above may be used for awards granted under Sections 7, 8 and 9 of this Plan that do not comply with three-year requirements set forth in Sections 7(c) of this Plan and the one-year requirements of Sections 7(e) and 8(b) of this Plan.
     2. Section 7(a) of the Plan is amended to read as follows:
     Each such grant or sale will constitute the agreement by the Company to deliver Common Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions (which may include the achievement of Management Objectives) as the Committee may specify. If a grant of Deferred Shares specifies that the Deferral Period will terminate upon the achievement of Management Objectives, such Deferral Period may not terminate sooner than one year from the date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Deferral Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of such Deferral Share Units will specify that, before the termination or early termination of the Deferral Period applicable to such Deferral, the Committee must determine that the Management Objectives have been satisfied.
     3. Section 7(c) of the Plan is amended to read as follows:
     If the Deferral Period lapses only by the passage of time, each such grant or sale will be subject to a Deferral Period of not less than three years as fixed by the Committee on the Date of Grant, and any such grant or sale may provide for the earlier termination of such period in the event of a Change in Control.

     4. Section 8(b) shall be amended to read as follows:
     The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than one year), commencing with the Date of Grant as will be determined by the Committee on the Date of Grant, and may be subject to earlier termination in the event of a Change in Control.
     5. Section 14 of the Plan is amended to read as follows:
     For purposes of this Plan, a “Change in Control” shall be deemed to have occurred if any of the following events shall occur:
(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either: (i) the then-outstanding shares of common stock of the Company (the “Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 14; or

(b)	Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     6. Except as amended by Amendment No. 1, the Plan shall remain unchanged and in full force and effect.
December 8, 2006

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